Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.333-139857 ) pertaining to the Idearc Inc. Long Term Incentive Plan and ( Form S-8 No. 333-141604) pertaining to the Idearc Savings and Security Plan for Mid-Atlantic Associates, Idearc Savings and Security Plan for New York and New England Associates, and The Idearc Savings Plan for Management Employees of our reports dated March 9, 2009, with respect to the consolidated financial statements of Idearc Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Idearc Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Dallas, Texas
March 10, 2009